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                                                                     EXHIBIT 8.1

                                                     July 24, 1998


Union Pacific Capital Trust
c/o Union Pacific Corporation
1717 Main Street
Suite 5900
Dallas, Texas 75201-4605


Union Pacific Corporation
1717 Main Street
Suite 5900
Dallas, Texas 75201-4605


                     Re: Registration Statement on Form S-3
                         ----------------------------------


Ladies and Gentlemen:


     We have acted as a special tax counsel for Union Pacific Corporation, a Utah corporation (the "Company"), and Union Pacific Capital Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Del. Code Ann., tit. 12, section 3810) (the "Trust"), in connection with the preparation of a Registration Statement on Form S-3 of the Company and the Trust filed by the Company and the Trust with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on July 24, 1998 (the "Registration Statement"), relating to the registration under the Securities Act (i) by the Trust of 30,000,000 6 1/4% Convertible Preferred Securities (liquidation amount $50 per Trust Convertible Preferred Security) (the "Convertible



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Union Pacific Capital Trust
Union Pacific Corporation
July 24, 1998
Page 2



Preferred Securities") representing undivided preferred beneficial ownership interest in the assets of the Trust; (ii) by the Company of Convertible Junior Subordinated Debentures due 2028 (the "Convertible Junior Subordinated Debentures") of the Company, which may be distributed under certain circumstances to the holders of the Convertible Preferred Securities; (iii) by the Company of shares of common stock, par value $2.50 per share (the "Common Stock"), of the Company, issuable upon conversion of the Convertible Preferred Securities and the Convertible Junior Subordinated Debentures; and (iv) by the Company of the Guarantee Agreement dated as of April 1, 1998 (the "Preferred Securities Guarantee"), among the Company, the Trust and The Bank of New York, as trustee.


     We hereby confirm that, although the discussion set forth in the above captioned registration statement under the heading "UNITED STATES FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities, in our opinion such discussion constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences of the purchase, ownership and disposition of the Convertible Preferred Securities, based upon current law. There can be no assurances that any of the opinions expressed herein will be accepted by the Internal Revenue Service, or if challenged, by a court.


     We hereby consent to the filing of this opinion with the Commission as
Exhibit 8.1 to the Registration Statement. We also consent to the use of our name under the heading "Legal Matters" in the Registration Statement. In giving this consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                    Very truly yours,


                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP